Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	October 29, 2004

For more information:

Media: Tina Warren (905) 863-4702 tinawarr@nortelnetworks.com	Investors: (888) 901-7286 (905) 863-6049 investor@nortelnetworks.com

Nortel Networks Announces New Waiver from Export Development Canada

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today announced that its principal operating subsidiary, Nortel Networks Limited (“NNL”), has obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”) of certain defaults related to the delay by the Company and NNL in filing their respective 2003 Annual Reports on Form 10-K, Q1 2004 Quarterly Reports on Form 10-Q and Q2 2004 Quarterly Reports on Form 10-Q (collectively, the “Delayed Reports”), in each case with the U.S. Securities and Exchange Commission (the “SEC”), the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the planned restatements and revisions to the Company’s and NNL’s prior financial results (the “Related Breaches”).

The new waiver from EDC will remain in effect until the earlier of certain events including:

•	the date on which the Delayed Reports have been filed with the SEC; or

•	November 19, 2004.

NNL’s prior waiver from EDC, previously announced on September 30, 2004, was set to expire on October 31, 2004.

As previously announced, the Company and NNL expect to file the Delayed Reports in mid November 2004 and expect to file their third quarter 2004 Quarterly Reports on Form 10-Q (the “Third Quarter Reports”) after November 24, 2004. If the Company and NNL fail to file either the Delayed Reports by November 19, 2004 or the Third Quarter Reports by November 24, 2004, EDC will have the right, on such dates, unless EDC has granted a further waiver in relation to the delayed filings and the Related Breaches, to terminate the EDC Support Facility, exercise certain rights against collateral or require NNL to cash collaterize all existing support. If the Company and NNL fail to file the Delayed Reports by November 19, 2004, there can be no assurance that NNL would receive any further waivers or any extensions of the waiver beyond its scheduled expiry date. While NNL expects to seek a new waiver from EDC in connection with the delay in filing the Third Quarter Reports past November 24, 2004, there can be no assurance that NNL will receive a new waiver or as to the terms of any such waiver.

In addition, the Related Breaches will continue beyond the filing of the Delayed Reports. Accordingly, EDC will have the right (absent a further waiver of the Related Breaches) beginning on the earlier of the date upon which the Delayed Reports are filed and November 19, 2004 to terminate or suspend the

EDC Support Facility notwithstanding the filing of the Delayed Reports. While NNL expects to seek a permanent waiver from EDC in connection with the Related Breaches, there can be no assurance that NNL will receive a permanent waiver, or any waiver or as to the terms of any such waiver.

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. The US$300 million revolving small bond sub-facility of the EDC Support Facility will not become committed support until the Delayed Reports and the Third Quarter Reports are filed with the SEC and NNL obtains a permanent waiver of the Related Breaches. As of October 28, 2004, there was approximately US$288 million of outstanding support utilized under the EDC Support Facility, approximately US$204 million of which was outstanding under the small bond sub-facility.

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As a global innovation leader, Nortel Networks enriches consumer and business communications worldwide by offering converged multimedia networks that eliminate the boundaries among voice, data and video. These networks use innovative packet, wireless, voice and optical technologies and are underpinned by high standards of security and reliability. For both carriers and enterprises, these networks help to drive increased profitability and productivity by reducing costs and enabling new business and consumer services opportunities. Nortel Networks does business in more than 150 countries. For more information, visit Nortel Networks on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*	Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.